Exhibit 99

CERTIFICATION
Pursuant to 31 C.F.R. § 30.15

The undersigned, Jimmy C. Tallent, President and Chief Executive Officer of United Community Banks, Inc. (“United”), and Rex S. Schuette, Executive Vice President and Chief Financial Officer of United, certify, based on their knowledge, that:

(i)           The compensation committee of United has discussed, reviewed, and evaluated with senior risk officers during the most recently completed fiscal year, senior executive officers (as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008 and 31 C.F.R. § 30.2) (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to United.

(ii)          The compensation committee of United has identified and limited during the most recently completed fiscal year any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of United and has identified any features of the employee compensation plans that pose risks to United and has limited those features to ensure that United is not unnecessarily exposed to risks.

(iii)         The compensation committee has reviewed, during the most recently completed fiscal year, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of United to enhance the compensation of an employee, and has limited any such features.

(iv)         The compensation committee of United will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above.

(v)          The compensation committee of United will provide a narrative description of how it limited during the most recently completed fiscal year the features in

(A)           SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of United;

(B)           employee compensation plans that unnecessarily expose United to risks; and

(C)           employee compensation plans that could encourage the manipulation of reported earnings of United to enhance the compensation of an employee.

(vi)        United has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the most recently completed fiscal year if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(vii)       United has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the most recently completed fiscal year.

(viii)      United has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the most recently completed fiscal year.

(ix)         United and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the most recently completed fiscal year; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved.

(x)           United will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the most recently completed fiscal year.

(xi)          United will disclose the amount, nature and justification for the offering, during the most recently completed fiscal year, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii).

(xii)        United will disclose whether United, the board of directors of United, or the compensation committee of United has engaged during the most recently completed fiscal year a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period.

(xiii)      United has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the most recently completed fiscal year.

(xiv)      United has substantially complied with all other requirements related to employee compensation that are provided in the agreement between United and Treasury, including any amendments.

(xv)       United has provided Treasury a complete and accurate list of the SEOs and the next twenty most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employees identified.

(xvi)      The undersigned understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 16, 2011	By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer

Date: March 16, 2011	By:	/s/Rex S. Schuette
Rex. S. Schuette
Executive Vice President and
Chief Financial Officer